UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       January 17, 2007

ASCENDIA BRANDS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	033-25900 (Commission File Number)	75-2228820 (IRS Employer Identification No.)

100 American Metro Boulevard, Suite 108, Hamilton, New Jersey 08648

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code:       609-219-0930

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 140.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 17, 2007, Ascendia Brands, Inc. (the “Registrant”) and its subsidiaries Ascendia Brands Co., Inc. and Lander Intangibles Corporation entered into an agreement (the “Asset Purchase Agreement”) with Coty Inc. and certain of its affiliates (collectively, “Coty”) to acquire the Calgon® and the healing garden® brands and certain brand-related assets from Coty. The amount due at closing will be $125 million, consisting of $95 million in cash, a $20 million subordinated note and the balance in the Registrant’s common stock. In addition, the Asset Purchase Agreement includes “earn-out” provisions under which the Registrant could become obligated to pay Coty up to an additional $15 million in cash and to issue up to an additional $5 million in subordinated debt in July 2009, subject to the attainment of specified revenue targets. The purchase price will also be increased or decreased dollar for dollar to the extent that the book value of the inventory purchased as of the closing date is five percent less than or more than, respectively, the value of the inventory after a post-closing physical inventory count. In connection with the issuance of the stock, Coty and the Registrant will enter into a two-year Lock-Up Agreement and a Registration Rights Agreement in customary form

The Asset Purchase Agreement provides that, at closing, the Registrant will enter into a Transition Services Agreement, pursuant to which Coty will perform certain transition services for the Registrant for a period of up to 120 days, in consideration of the payment of specified monthly fees. The Asset Purchase Agreement also provides that, at closing, the Registrant will enter into a Manufacturing Agreement with Coty, pursuant to which Coty will manufacture certain Calgon and the healing garden products for the Registrant for a period of up to one year (or such other period as the parties may agree).

The transaction, which is subject to customary closing conditions, is expected to close prior to March 1, 2007. In addition to the closing conditions in the Asset Purchase Agreement, the Registrant must obtain acquisition financing in order to close the transactions.

The above description does not purport to be a complete statement of the parties’ rights and obligations under the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1.

Except for its status as the contractual document between the parties with respect to the transactions described therein, the above-referenced agreement is not intended to provide factual information about the parties and the representations and warranties contained in such document are made only for purposes of the agreement and as of specific dates, are intended solely for the benefit of the parties to the agreement, and may be subject to limitations agreed by the parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information.

Item 7.01  Regulation FD Disclosure

On January 18, 2007 the Registrant issued a press release announcing that it had entered into the Asset Purchase Agreement. A copy of the Registrant’s press release is furnished and attached hereto as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 attached hereto is being furnished and is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) and is not otherwise subject to the liabilities of that section. Accordingly, the information in Exhibit 99.1 attached hereto will not be incorporated by reference into any filing made Registrant under the Securities Act of 1933 or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits
Number	Description of Exhibit
2.1

Asset Purchase Agreement dated as of January 17, 2007, among Coty B.V., Coty Canada Inc., Coty S.A.S., Coty Inc., Coty US LLC, Ascendia Brands Co., Inc., Ascendia Brands, Inc. and Lander Intangibles Corporation

99.1	Press Release dated January 18, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2007	ASCENDIA BRANDS, INC.
By:	/s/ John D. Wille
John D. Wille
Chief Financial Officer